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                                                                   Exhibit 23.04

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Adelphia Communications Corporation on Form S-3 of our report dated March 19, 1999 (April 12, 1999 as to Note 16), with respect to the consolidated balance sheets of Harron Communications Corp. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, stockholders' equity and comprehensive income and cash flows for each of the three years in the period ended December 31, 1998, appearing in the Current Report on Form 8-K, filed September 9, 1999 by Adelphia Communications Corporation, incorporated by reference in this Registration Statement and to the reference to us under the heading "Experts" in the prospectus, which is part of this Registration Statement.


/s/ Deloitte & Touche LLP

Pittsburgh, Pennsylvania
June 29, 2000